EXHIBIT 2

AMENDMENT NO. 1 TO SHARE SALE AND PURCHASE AGREEMENT DATED 21 OCTOBER 2008

This Amendment No. 1 to the Share Sale and Purchase Agreement, dated 23 May 2008, (this “Amendment”) is made on 21 October 2008.

BY AND AMONG:

(1)

BARCLAYS WEALTH TRUSTEES (JERSEY) LIMITED in its capacity as trustee of THE FIRST NATIONAL TRUST, a trust company incorporated under the laws of Jersey, having its registered office at 39-41, Broad Street, St. Helier, JE4 5PS Jersey, Channel Islands;

(2)	WHL HOLDINGS LIMITED, a company incorporated under the laws of the Republic of Cyprus, whose registered office is located at Chrysanthou Mylona, 3 Street, P.C. 3030 Limassol, Cyprus;

(3)	POLMOS BIALYSTOK S.A., a joint stock company incorporated under the laws of Poland, whose registered office is located at ul. Elewatorska No. 20, 15-950 Bialystok, Poland; and

(4)

CENTRAL EUROPEAN DISTRIBUTION CORPORATION, a corporation incorporated under the laws of the State of Delaware in the United States of America, whose registered office is at 2 Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004, U.S.A.

(each a “Party”, and collectively, the “Parties”).

WHEREAS:

(A)

The Parties entered into a share sale and purchase agreement (the “Sale and Purchase Agreement”), dated 23 May 2008, relating to the sale and purchase of a non-controlling interest in the Whitehall Group.

(B)	In accordance with the provisions of Section 4.8 (Post-Closing Procedures) of the Sale and Purchase Agreement, the Parties have completed the post-Closing procedures contemplated therein.

(C)	The Parties wish to amend the Sale and Purchase Agreement as set out at Section 2 hereafter.

(D)	Capitalized terms used herein shall have the meaning ascribed to them in the Sale and Purchase Agreement.

IT IS AGREED:

1.	Post-Closing Procedures

Having completed the procedures set forth in Section 4.8 of the Sale and Purchase Agreement, the Parties agree as to the following:

(a)	the Consolidated Net Debt means US Dollars 15,014,161;
(b)	the Share Adjustment Amount is 131,422 CEDC Shares; and
(c)	the Share Consideration to be delivered at Second Closing is 843,524 CEDC Shares.

As a result of the adjustments made pursuant to the Sale and Purchase Agreement, the Parties agree that the Consideration as adjusted is €173,543,000.

2.	Amendment to the Sale and Purchase Agreement

Section 4.3 (d) of the Sale and Purchase Agreement is hereby amended and restated as follows:

(d) The Parties expressly acknowledge and agree that the Exercise Price (as defined in the Shareholders Agreement) will be adjusted to take account of US Dollars 10,730,000 of foreign exchange rate protection that Purchaser provided Seller pursuant to the terms of this Agreement.

Section 7.5 (d) is hereby added to the Sale and Purchase Agreement:

(d) Without prejudice to the above provisions, in the event of (i) an increase or a decrease in the number of CEDC Shares or (ii) a change or exchange of the CEDC Shares for a different number or kind of shares or other securities, in either case whether by way of a recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by Parent occurring after the Closing Date, the Minimum Share Price shall be adjusted proportionately and appropriately. (By way of example only, if Parent should decide to effect a 3-for-2 stock split, then the Minimum Share Price would be adjusted by multiplying US$51.32 by two (2) and dividing the product by three (3) for an adjusted Minimum Share Price of US$34.21).

3.	No further amendment to the Sale and Purchase Agreement
3.1

Except as expressly amended herein, the Sale and Purchase Agreement shall remain unamended and in full force and effect in all respects to the same extent as if fully set forth herein and references to “this Agreement” in the Sale and Purchase Agreement shall include the Sale and Purchase Agreement as amended by this Amendment.

4.	Governing Language and Originals
4.1	This Amendment is made in the English language.
4.2	This Amendment shall be executed in four (4) originals.
5.	Incorporation by reference

The provisions of Article 10 (Miscellaneous), including, but not limited to, Section 10.2 (Governing Law), Section 10.3(Dispute Resolution; Consent to

Arbitration) of the Sale and Purchase Agreement as amended by this Amendment are hereby incorporated by reference and shall apply hereto, mutatis mutandis.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be duly executed on its behalf as of the day and year first above written.

BARCLAYS WEALTH TRUSTEES (JERSEY) LIMITED in its capacity as Trustee of THE FIRST NATIONAL TRUST

By:	/S/ PAUL SINEL

Name:  Paul Sinel

Title: Director

WHL HOLDINGS LIMITED

By:	/S/ MARK KAOUFMAN

Name:  Mark Kaoufman

Title: Director

POLMOS BIALYSTOK S.A.

By:	/S/ STEPHEN HORVATH

Name: Stephen Horvath

Title: attorney-in-fact

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

By:	/S/ WILLIAM CAREY

Name: William Carey

Title: President